Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-156410) on Form S-8 of Lithia Motors, Inc. of our report dated June 16, 2011, with respect to the statements of net assets available for benefits of Lithia Motors, Inc. Salary Reduction Profit Sharing Plan as of December 31, 2010, and 2009, the related statement of changes in net assets available for benefits for the year ended December 31, 2010, and the related supplemental schedule as of December 31, 2010, appearing in this Annual Report (Form 11-K) of Lithia Motors, Inc. Salary Reduction Profit Sharing Plan.

Medford, Oregon

June 16, 2011